Board of Directors

Powercold Corporation

La Vernia, Texas

CONSENT OF INDEPENDENT REGISTERED  PUBLIC ACCOUNTANTS

We consent to the use of our report dated February 21, 2004 and September 7, 2004 on the financial statements of Powercold Corporation as of December 31, 2003 and the period then ended, and the inclusion of our name under the heading "Experts" in the Form S-1 Registration Statement filed with the Securities and Exchange Commission.

/s/ Williams & Webster, P.S.

Williams & Webster, P.S.

Spokane, Washington

January 10, 2005

   Members of Private Companies Practice Section, SEC Practice Section, AICPA and WSCPA

   Bank of America Financial Center • 601 W. Riverside, Suite 1940 • Spokane, WA 99201

   Phone (509) 838-5111 • Fax (509) 838-5114 • www.williams-webster.com